Loan Agreement

Borrower : Shanghai Vomart Auto Parts Co.,  Ltd. (hereinafter referred to as Party A)

Lender : YBM Group China Co.,  Ltd.  ( hereinafter referred to as Party B)

In order to clarify responsibility and to maintain good credit, Party A and Party B, through mutual consultations, hereby have entered the following contract (“Contract”):

Article I  Loan amount and usage

Party A, currently in its marketing development and expansion period, lacks sufficient funds. Party B agrees to provide Party A with loans up to a maximum principal amount outstanding at any one time of RMB 50 million to be used as Party A’s working capital.

Article II. Term of loan

The term of loan in this contract is three years.

Article III  Loan method

This is a committed loan facility from Party B to Party A. Party A my at any time and from time to time upon written notice to Party B borrow up to a maximum principal amount outstanding at any one time of RMB 50 million. Amounts borrowed and repaid shall increase the availability under this Contract up to the maximum of RMB 50 million. Party B shall fund any and all drawdowns under this Contract within 3 business days of receiving the written notice from Party A. The terms of this Contract connot be amended or terminated without the signed written agreement of Party A and Party B.

Article IV  Loan  interest

All loans under the Contract  are interest-free.

This contract shall take effect after being signed or sealed by both parties. It shall expire automatically upon being paid off by Party A.

This contract is in duplicate. One for Party A and one for Party B.

Borrower (seal): Shanghai Vomart Auto Parts Co., Ltd.

Date: May 16, 2011

Lender (seal): YBM Group China Co., Ltd.

Date: May 16, 2011